SCUDDER MONEY FUNDS

Redesignation of Series (the “Instrument”)

The undersigned, being a majority of the Trustees of the Scudder Money Funds, a Massachusetts business trust (the “Trust”), acting pursuant to Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust dated January 20, 1998, as amended (the “Declaration of Trust”), do hereby amend the Redesignation of Series dated March 17, 2004, as filed with the Secretary of the Commonwealth of Massachusetts on April 1, 2004 as follows:

The series presently designated as listed in Column A are each hereby redesignated as their corresponding name listed in Column B:

Column A	Column B
Scudder Money Market Fund	DWS Money Market Fund
Scudder Tax-Exempt Money Fund	DWS Tax-Exempt Money Fund
Scudder Government & Agency Money Fund	DWS Government & Agency Money Fund

The relative rights and preferences of such series shall continue to be as set forth in the Declaration of Trust.

The foregoing Redesignation of Series shall be effective February 6, 2006.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ John W. Ballantine	/s/ Lewis A. Burnham
John W. Ballantine, Trustee	Lewis A. Burnham, Trustee

/s/ Donald L. Dunaway	/s/ James R. Edgar
Donald L. Dunaway, Trustee	James R. Edgar, Trustee

/s/ Paul K. Freeman	/s/ Robert B. Hoffman
Paul K. Freeman, Trustee	Robert B. Hoffman, Trustee

/s/ William McClayton
William McClayton, Trustee	William N. Shiebler, Trustee

/s/ Robert H. Wadsworth	/s/ Shirley D. Peterson
Robert H. Wadsworth, Trustee	Shirley D. Peterson, Trustee

/s/ John G. Weithers
John G. Weithers, Trustee

Dated: November 16, 2005